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                     January 20, 2023

       Wallace Cooney
       Chief Financial Officer
       Graham Holdings Co
       1300 North 17th Street
       Arlington, VA 22209

                                                        Re: Graham Holdings Co
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-06714

       Dear Wallace Cooney:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services